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RMR FUNDS SERIES TRUST

DISTRIBUTION AGREEMENT

        AGREEMENT made as of the 3rd day of December, 2007 by and between RMR Funds Series Trust, a Massachusetts business trust that acts as an open-end investment company, with its principal office and place of business at 400 Centre Street, Newton, Massachusetts 02458 (the "Client"), and Foreside Distribution Services, L.P., an Ohio limited partnership with its principal office and place of business at 100 Summer Street, Boston, Massachusetts 02110 ("Foreside").

        WHEREAS, the Client is registered, or intends to be registered, under the 1940 Act (as defined below) as an open-end management investment company that issues or intends to issue shares of beneficial interest (the "Shares"), in separate funds and classes;

        WHEREAS, the Client offers, or intends to offer, Shares in the funds as listed in Schedule 1 hereto (the funds, together with all other funds subsequently established by the Client and made subject to this Agreement in accordance with Section 7.5 of this Agreement being herein referred to as a "Fund," and collectively as the "Funds") and the Client intends to offer shares of various classes of each Fund as listed in Schedule 1 hereto (each such class together with all other classes subsequently established by the Client in a Fund in accordance with Section 7.5 of this Agreement being herein referred to as a "Class," and collectively as the "Classes"); and

        WHEREAS, the Client desires that Foreside offer, as Principal Underwriter (as defined below), the Shares of each Fund and Class thereof to the public and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

        NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client and Foreside hereby agree as follows:

SECTION 1.    DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1    Frequently Used Defined Terms.    As used in this Agreement, the following terms have the following meanings:

  (a)
  "1940 Act" means the Investment Company Act of 1940, as amended.

  (b)
  "Adviser" means RMR Advisors, Inc., the investment adviser to each of the Funds listed in Schedule 1 hereto.

  (c)
  "Affiliate" means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, "control" of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors, management or executive officers of that Person.

  (d)
  "Agreement" means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

  (e)
  "Authorized Person(s)" means the persons described or listed on Schedule 2 hereto.

  (f)
  "Conduct Rules" means the Conduct Rules of the FINRA.

  (g)
  "Class" and "Classes" have the meaning set forth in the preamble to this Agreement.

  (h)
  "Client" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context shall require otherwise, references to the Client shall include any Funds or Classes thereof.

  (i)
  "Effective Date" means the date first set forth above.

  (j)
  "FINRA" means the Financial Industry Regulatory Authority, Inc., (f/k/a the National Association of Securities Dealers, Inc. or NASD).

  (k)
  "Foreside" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

  (l)
  "Fund" and "Funds" have the meaning set forth in the preamble to this Agreement.

  (m)
  "Governing Body" means, for any entity, the Person or body of Persons governing the operations of the entity under its Organic Documents (for example, if the entity is a corporation, its board of directors).

  (n)
  "Instruction" means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Foreside (i) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, telecopy, vocal telegram or similar means.

  (o)
  "Laws" means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof including without limitation the Conduct Rules of the FINRA.

  (p)
  "NSCC" means the National Securities Clearing Corporation.

  (q)
  "Organic Documents" means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

  (r)
  "Parties" means the Client and Foreside.

  (s)
  "Person" means any natural person or incorporated or unincorporated entity.

  (t)
  "Plan" has the meaning set forth in Section 2.5(a).

  (u)
  "Predecessor Records" has the meaning set forth in Section 2.9(b).

  (v)
  "Principal Underwriter" means any underwriter who as principal purchases from such company, or pursuant to contract has the right (whether absolute or conditional) from time to time to purchase from such company, any such security for distribution, or who as agent for such company sells or has the right to sell any such security to a dealer or to the public or both, but does not include a dealer who purchases from such company through a principal underwriter acting as agent for such company.

  (w)
  "Prospectus" means the Funds' then-current prospectus and statement of additional information as contained in the Funds' Registration Statement.

  (x)
  "Registration Statement" means a registration statement filed under the Securities Act with respect to the Shares, as amended from time to time.

  (y)
  "SEC" means the United States Securities and Exchange Commission and any successor governmental authority.

  (z)
  "Securities Act" means the Securities Act of 1933, as amended.

  (aa)
  "Servicing Agent" has the meaning in Section 2.3.

  (bb)
  "Service Plan" has the meaning set forth in Section 2.5(a).

  (cc)
  "Services" means the services provided by Foreside to the Client set forth in Section 2.4.

  (dd)
  "Services Commencement Date" means, with respect to any Fund or Class thereof, (i) if the Registration Statement of the Fund or Class is effective as of the Effective Date, then such Effective Date; (ii), if such Registration Statement is not effective as of the Effective Date, then the date such Registration Statement is declared effective; or (iii) such other date as may be agreed in writing by the Parties.

  (ee)
  "Shareholder" means any Person that holds Shares of record.

  (ff)
  "Shares" has the meaning set forth in the preamble to this Agreement.

  (gg)
  "State" means any of the various states and territories of the United States.

        Other capitalized terms used but not defined in this Section 1.1 shall have the meanings set forth in this Agreement.

1.2    Appointment.    The Client hereby appoints Foreside to act as Principal Underwriter for the period and on the terms set forth in this Agreement, and Foreside hereby accepts such appointment and in connection with such appointment agrees to provide the Services on the terms and conditions set forth in this Agreement, subject to applicable Laws, Organic Documents and the current Registration Statement of the Client.

SECTION 2.    OFFERING AND REDEMPTION OF SHARES; FORESIDE'S DUTIES; OTHER RELATED TERMS AND CONDITIONS

2.1.    Offering of Shares.

  (a)
  Foreside shall act as the Client's agent to offer, and to solicit offers to subscribe to, unsold Shares of the Funds as shall then be effectively registered under the Securities Act. Foreside will promptly forward all orders and subscriptions to the Client, or its designated agent. The price at which Foreside shall offer the Shares shall be the net asset value per Share, determined as set forth in Section 2.l(b) hereof. The Client reserves the right to sell Shares directly to investors through subscriptions received by the Client.

  (b)
  The public offering price of the Shares of a Fund (i.e., the price per Share at which Foreside or Servicing Agents may offer or sell Shares to the public or to those persons eligible to invest in Shares as described in the applicable Prospectus) shall be the public offering price determined in accordance with the then-currently effective Prospectus of the Fund or Class thereof under the Securities Act relating to such Shares. The public offering price shall be subject to any provisions set forth in the Prospectus from time to time with respect thereto, including, without limitation, rights of accumulation, letters of intention, exchangeability of shares, reinstatement privileges, net asset value purchases by certain persons and reinvestment of dividends and capital gains distributions. The Client will advise Foreside of the net asset value per Share at each time as the net asset value per Share shall have been determined by the Client and at such other times as Foreside may reasonably request.

  (c)
  The net asset value per Share of each Fund or Class thereof shall be determined by the Client, or its designated agent, in accordance with and at the times indicated in the applicable Prospectus in accordance with the method set forth in the Prospectus and guidelines established by the Client's Governing Body.

  (d)
  The Client reserves the right to suspend the offering of Shares of a Fund or of any Class thereof at any time in the absolute discretion of their Governing Body, and upon notice of such suspension Foreside shall cease to offer Shares of the Funds or Classes thereof specified in the notice.

  (e)
  The Client, or any agent of the Client designated in writing to Foreside by the Client, shall be promptly advised by Foreside or Servicing Agents of all purchase orders for Shares received by Foreside or such Servicing Agents, and all such subscriptions for Shares obtained by Foreside as agent shall be directed to the Client or its designated agent for acceptance and shall not be binding until accepted by the Client. The Client, in its discretion, may refuse to accept any order for the purchase of shares that Foreside or Servicing Agents may tender to it. Foreside acknowledges that the Client seeks to avoid so called "market timers" and may reject or refuse to accept or confirm orders or subscriptions from any persons who exhibit or who may exhibit market timing behavior. The Client or its designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Client or its designated agent of payment thereof, will issue such Shares in uncertificated form pursuant to the instructions of Foreside.

  (f)
  Neither Foreside, any Servicing Agent nor any other person is authorized by the Client to give any information or to make any representations other than as is contained in a Fund's Prospectus or any advertising materials or sales literature specifically approved in writing by the Client or its designated agents.

2.2.    Repurchase and Redemption of Shares.

  (a)
  Any of the outstanding Shares of a Fund or Class thereof may be tendered for redemption at any time, and the Client agrees to redeem or repurchase the Shares so tendered in accordance with its obligations as set forth in the Organic Documents and the Prospectus relating to the Shares. The price to be paid to redeem or repurchase the Shares of a Fund or Class thereof shall be equal to the net asset value calculated in accordance with the provisions of Section 2.1(b) hereof less any redemption fees or other applicable fees or expenses as set forth in the then-current Prospectus. If a fee in connecting with Shareholder redemptions is in effect, such fee will be paid to the Client.

  (b)
  The Client or its designated agent shall pay (i) the total amount of the redemption price consisting of the redemption price less applicable redemption or other fees and (ii) except as may be otherwise required by the Conduct Rules and any interpretations thereof, in accordance with Foreside's instructions, on or before the seventh day (or such other earlier business day as is customary in the investment company industry) subsequent to the Client or its designated agent having received a notice of redemption in proper form.

  (c)
  Redemption of Shares or payment therefor may be suspended at times when the New York Stock Exchange is closed for any reason other than its customary weekend or holiday closings, when trading thereon is restricted, when an emergency exists as a result of which disposal by the Client of securities owned by a Fund is not reasonably practicable or it is not reasonably practicable for the Client fairly to determine the value of a Fund's net assets, or during any other period when the SEC so requires or permits.

2.3.    Servicing; Agents.

        At the request of the Client, Foreside shall enter into Mutual Fund Sales and Service Agreements with securities dealers, depository institutions and other financial intermediaries for the purpose of facilitating the offer, sale and redemption of Shares by Shareholders; provided, that the Client shall pre-approve the forms of agreements with Servicing Agents and shall have the right to approve any compensation set forth therein or any material changes from such pre-approved forms. Foreside may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that Foreside shall have no obligation to make any payments to any third parties, whether as finder's fees, compensation or otherwise, unless (i) Foreside has received a corresponding payment from the applicable Fund's Plan or Service Plan, the Fund's investment adviser (the "Adviser") or from another source as may be permitted by applicable Law, and (ii) such corresponding payment has been approved by the Client's Board of Trustees (the "Board"). Shares of each Fund or Class thereof shall be offered and resold by Servicing Agents only at the public offering prices and under the terms set forth in the Prospectus relating to the Shares. Within the United States,

Foreside shall enter into Mutual Fund Sales and Service Agreements only with members in good standing of the F1NRA or financial intermediaries otherwise exempt from registration as a broker-dealer for receiving transaction based compensation, such as banks and trust companies, and in doing so Foreside will act only on its own behalf as principal.

2.4.    Foreside's Services and Duties; Exclusivity.

  (a)
  Foreside shall use reasonable efforts to solicit orders to purchase Shares of the Funds upon the terms and conditions contained herein and in the then-current Prospectus. Foreside shall devote reasonable time and effort to effect sales of Shares but shall not be obligated to sell any specific number of Shares.

  (b)
  Foreside shall maintain its registration as a broker-dealer in all States. Foreside will notify the Client immediately if it ceases maintaining registration in advance of any required filing or renewal date.

  (c)
  The performing its services under this Agreement, Foreside shall conform in all respects with the requirements of all Federal and State Laws relating to the offer and sale of the Shares.

  (d)
  Foreside shall, at the request of the Client (i) attempt to maintain active agreements with any Servicing Agents related to the servicing of the Funds that, prior to the Effective Date of this Agreement, acted in similar capacities for a Fund, and (ii) assist the Client in obtaining additional agreements with broker-dealers and other financial intermediaries.

  (e)
  Insofar as it is required to ensure compliance with the Conduct Rules, Foreside shall track and maintain appropriate information with respect to payments made by each Fund under Rule 12b-1 under the 1940 Act and other payments such as marketplace distribution maintenance and service fees, and shall make quarterly reports to the Board regarding such payments.

  (f)
  Foreside shall adopt and follow procedures for the confirmation of sales to investors and selected dealers or selected agents, the collection of amounts payable by investors and selected dealers or selected agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the FINRA.

  (g)
  Foreside shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. Foreside is not responsible for any operational matters associated with FundSERV or Networking transactions.

  (h)
  Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended.

  (i)
  Neither Foreside nor any other person acting on behalf of Foreside, is authorized to give any information or to make any representations other than as is contained in a Fund's Prospectus or any advertising materials or sales literature specifically approved in writing by the Client or its designated agents.

  (j)
  Except as specifically set forth in this Agreement to the contrary, Foreside assumes no responsibility for compliance by the Client with any Laws applicable to the Client with which Foreside has no role in achieving compliance; and, notwithstanding any other provision of this Agreement to the contrary, Foreside assumes no responsibility under this Agreement to Client or any other Person for compliance by the Client or Foreside with the Laws of any jurisdiction other than those of the United States.

  (k)
  Nothing contained in this Agreement shall require Foreside to perform any functions or duties on any weekend day or on any other day on which the Client does not accept subscriptions and redemptions of its Shares (a "Business Day"). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

  (l)
  Foreside shall be the exclusive representative of the Client to act as Principal Underwriter of the Shares of the Funds and Classes, except that the rights given under this Agreement to Foreside shall not apply to: (i) Shares issued in connection with the merger, consolidation or reorganization of any other investment company or series or class thereof with a Fund or Class thereof; (ii) a Fund's acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by a Fund's shareholders of dividends or other distributions; or (iv) any other offering by the Client of securities to their shareholders.

2.5.    Certain Documents; Changes in Law.

  (a)
  Contemporaneous with the Effective Date, the Client shall deliver to Foreside copies of the following documents: (i) the Client's Organic Documents; (ii) the Prospectuses for the Funds and Classes thereof (each, a "Prospectus"); (iii) each current plan of distribution or similar document adopted by the Client under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Client ("Service Plan") and (iv) any relevant policies and procedures adopted by the Client pursuant to Rule 38a-l of the 1940 Act that are applicable to the services provided by Foreside. The Client shall also deliver to Foreside: (x) a copy of the resolution of the Board of Trustees of the Client (the "Board") appointing Foreside and authorizing the execution and delivery of this Agreement; and (y) any other documents, materials or information that Foreside shall reasonably request to enable it to perform its duties pursuant to this Agreement.

  (b)
  Client shall deliver to Foreside as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 2.5(a).

  (c)
  In the event there is a change in Law related to or affecting the Services, Foreside shall begin performing new service(s) as soon as such change is effective or enforceable. If such new service(s) are materially different or more burdensome than the current level of service(s), the parties shall agree in writing to mutually acceptable policies and procedures for such new service(s).

2.6.    Reliance on Instructions, Documents and Advice.

  (a)
  With respect to the subject matter of this Agreement, Foreside may rely on (i) with respect to any matter, advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by the Client's Governing Body or an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person (including any authorized representative(s) of any predecessor service providers to the Client).

  (b)
  Notwithstanding any other provisions of this Agreement to the contrary, Foreside shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Foreside reasonably believes in good faith to be genuine; or (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Foreside reasonably believes in good faith that such authority exists, and, provided, further, that with respect to

    Instructions of the Client, Foreside may only rely on Instructions of the Client's Governing Body or Authorized Persons.

  (c)
  Foreside may assume that any Instructions are not in any way inconsistent with the Organizational Documents, the Prospectus, or any proceeding or resolution of the Client's Governing Body or the Shareholders of the Client, unless and until Foreside receives written notice to the contrary from the Client's Governing Body or an Authorized Person, and provided that Foreside makes reasonable inquiry into any Instructions if Foreside has doubts regarding the intention of any Instructions.

  (d)
  Absent specific written notice to the contrary, Foreside may assume that Authorized Persons are authorized to deliver Instructions relating to all or any matter under this Agreement. The Client's Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person's authority upon delivery of written notice from a representative thereof to Foreside.

  (e)
  About any matter related to the Client or the Services, Foreside may rely on the advice of the Client or Client's outside counsel, or the advice of counsel to Foreside; provided Foreside notifies Client in advance of its intentions. Any costs related to such advice or Instructions shall be borne by the Client, except that Foreside shall be responsible for costs related to advice from in-house counsel to Foreside or any affiliate of Foreside. In the event of any conflict between advice or Instructions Foreside receives from (i) any Authorized Person and (ii) advice from counsel, Foreside may rely on advice from counsel.

  (f)
  Nothing in this Section 2.6 shall be construed as imposing on Foreside any obligation to seek advice or Instructions, or, subject to Section 3.1(b), to act in accordance with such advice or Instructions if and when received.

2.7.    Other Activities.

        Foreside may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person, and Foreside shall not be required to disclose to the Client any fact or thing that may come to the knowledge of Foreside in the course of so doing.

2.8    Cooperation with Independent Auditors and Counsel.    Foreside shall cooperate with the independent auditor(s) and attorneys of the Client and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9    Certain Responsibilities of the Client.    The Client agrees to:

  (a)
  Comply in all material respects with all applicable provisions of the 1940 Act, the Securities Act, Conduct Rules and all other Laws governing the issuance and sale of Shares or otherwise applicable to the Client.

  (b)
  Prior to the Services Commencement Date, deliver or cause to be delivered to Foreside all books, records and other documents relating to the Client's prior operations and service providers, if any, that, in Foreside's reasonable opinion, are necessary for Foreside properly to provide the Services (collectively "Predecessor Records").

  (c)
  Provide, and cause each other agent or service provider to the Client to provide, to Foreside all such information (and in such reasonable medium) that Foreside may reasonably request in connection with the Services and this Agreement.

  (d)
  Upon request, deliver to Foreside in advance of filing thereof with the SEC any relevant portions of the Registration Statement in order to permit Foreside and its agents to review and comment upon, at Foreside's discretion, those portions thereof that describe Foreside and

    Foreside's duties and obligations under this Agreement, including the indemnity provisions hereof, and the Client shall not make any reference to Foreside and such duties, obligations and indemnities in any Registration Statement without Foreside's consent, which consent shall not be unreasonably withheld or delayed.

  (e)
  Upon request, furnish to Foreside copies of all financial statements and other documents is to be delivered to shareholders or investors within a reasonable period of time prior to such delivery and shall furnish Foreside copies of all other financial statements, documents and other papers or information which Foreside may reasonably request for use in connection with the distribution of Shares. The Client shall make available to Foreside the number of copies of the Funds' Prospectuses as Foreside shall reasonably request.

  (f)
  The Client shall take, from time to time, subject to the approval of the Board and any required approval of the shareholders of the Client, all action necessary to fix the number of authorized Shares (if such number is not limited) and to register the Shares under the Securities Act, to the end that there will be available for sale the number of Shares as reasonably may be expected to be sold pursuant to this Agreement.

  (g)
  The Client agrees to inform Foreside from time to time of the States in which the Fund or its administrator has registered or otherwise qualified Shares for sale, and the Client agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such States as the Foreside may designate; provided that Foreside shall not be required to register as a broker-dealer or file a consent to service of process in any State and neither the Client nor any Fund or Class thereof shall be required to qualify as a foreign corporation, Client or association in any State. Any registration or qualification may be withheld, terminated or withdrawn by the Client at any time in its discretion. Foreside shall furnish such information and other material relating to its affairs and activities as may be required by the Client in connection with such registration or qualification.

  (h)
  Cause the transfer agent for each Fund and Class, where necessary or appropriate, to provide Foreside with any information that may be necessary for Foreside to perform its duties under this Agreement.

  (i)
  Advise Foreside as soon as reasonably possible: (i) of the issuance by the SEC of any stop order suspending the effectiveness of the Client's Registration Statement or any Prospectus or the initiation of any proceedings for that purpose: (ii) of any request by the SEC for amendments to the registration statement or Prospectus then in effect or for additional information; (iii) of the happening of any material event which makes untrue any statement made in the Client's Registration Statement or which requires the making of a change in either thereof in order to make the statements therein not misleading.

SECTION 3.    RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1    Predecessor Records; Ownership; Inspection; Successors.

  (a)
  Predecessor Records received by Foreside pursuant to Section 2.9(b) shall be the property of the Client. The Client and the Client's authorized representatives shall have access to such Predecessor Records at all times during Foreside's normal business hours. Upon the reasonable advance request of the Client or such authorized representatives, copies of any such Predecessor Records shall be provided by Foreside, at the Client's expense, to the Client or its authorized representatives.

  (b)
  If Foreside receives a request or demand from a third party to inspect any Predecessor Records, Foreside will endeavor to notify the Client and to secure Instructions from the Client or an Authorized Person about such inspection. Foreside shall abide by such Instructions for granting or denying the inspection; provided, that Foreside may grant the inspection without Instructions or in contravention of specific Instructions if Foreside is advised by counsel to Foreside or the Client that failure to do so is substantially likely to result in liability to Foreside; and provided, further, that in such event, Foreside shall endeavor promptly to advise the Client of such contrary advice, to the extent practicable in advance of any actual inspection.

  (c)
  Upon termination of this Agreement, Foreside shall, at the expense and direction of the Client, transfer to Client or any successor service provider all Predecessor Records in the electronic or other medium in which such material is then maintained by Foreside.

3.2    Proprietary Information of Foreside.    The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Foreside on databases under the control and ownership of Foreside or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial importance to Foreside or the third party. The Client agrees to treat all Proprietary Information as proprietary to Foreside and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement, and that breach by the Client of this confidentiality obligation would cause irreparable injury to Foreside.

3.3    Confidentiality.

  (a)
  Each Party (for purposes of this Section 3.3, a "Receiving Party") agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 3.3, a "Disclosing Party"), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

  (b)
  Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

  (c)
  Notwithstanding any provision of this Agreement to the contrary, Foreside may: (i) provide information to Foreside's counsel and to Persons engaged by Foreside or the Client to provide services with respect to the Client; (ii) provide information consistent with the procedures or with operating procedures that are customary with respect to the Services in the industry; (iii) identify the Client as a client of Foreside for Foreside's sales and marketing purposes; and (iv) provide information as approved by an Authorized Person, provided, that (A) such approval shall not be unreasonably withheld or delayed, and (B) Foreside may release information without approval of the Client if Foreside is advised by counsel to Foreside or the Client that failure to do so will result in liability to Foreside; and provided, further, that, in such event Foreside shall endeavor promptly to advise the Client of such advice, to the extent practicable in advance of any actual release of information.

  (d)
  Foreside acknowledges that certain Shareholder information made available by the Client to Foreside or otherwise maintained by Foreside under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively "Privacy Laws"). Foreside agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Foreside and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.

SECTION 4.    RESPONSIBILITY OF FORESIDE; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

4.1    Responsibility of Foreside; Limitations.

  (a)
  Foreside shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Foreside and the Client in a written amendment to this Agreement.

  (b)
  In performing the Services, Foreside (i) shall act in good faith and shall be obligated to exercise care and diligence; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information pursuant to Section 2.6.

  (c)
  Notwithstanding anything in this Agreement to the contrary, Foreside shall be liable to the Client only for any damages arising out of Foreside's failure to perform its duties under this Agreement to the extent such damages were caused solely and directly by Foreside's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

  (d)
  Foreside shall not be liable for the delays or errors of Persons that provide services to the Client or Foreside (other than employees of Foreside) or of other Persons, including the failure by any such Person to provide information to Foreside when they have a duty to do so (irrespective of whether that duty is owed specifically to Foreside or a third party).

4.2    Identification; Notification of Claims.

  (a)
  Notwithstanding anything in this Agreement to the contrary, Foreside shall not be responsible for, and the Client shall on behalf of each applicable Fund or Class thereof, indemnify and hold harmless Foreside, its employees, directors, officers and managers and any person who controls Foreside within the meaning of section 15 of the Securities Act or section 20 of the 1934 Act (for purposes of this Section 4.2(a), "Foreside Indemnities") from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liabilities and other expenses of every nature and character (including, but not limited to direct and indirect reasonable reprocessing costs) arising out of or attributable to all and any of the following (for purposes of this Section 4.2(a), a "Foreside Claim"):

  (i)
  any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, gross negligence or reckless disregard by Foreside of its duties and obligations under this Agreement;

  (ii)
  any untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client in connection with the preparation of the Registration Statement or exhibits to the Registration Statement by or on behalf of Foreside;

    (iii)
    any untrue statement, or alleged untrue statement, of a material fact in any Client-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by Foreside;

    (iv)
    any material breach of the Client's agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement; or

    (v)
    the reliance on or use by Foreside or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Client or any agent of the Client, including but not limited to any Predecessor Records provided pursuant to Section 2.9(b).

  (b)
  Foreside will indemnify, defend and hold the Client and its several officers and members of their Governing Bodies and any person who controls the Client within the meaning, of section 15 of the Securities Act or section 20 of the 1934 Act (collectively, the "Client Indemnitees" and with the Foreside Indemnities, an "Indemnities"), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred m connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon all and any of the following (for purposes of this Section 4.2(e) a "Client Claim" and with a Foreside Claim, a "Claim"):

  (i)
  any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement, provided that such action (or omission to act) is not taken in good faith and with willful misfeasance, gross negligence or reckless disregard by Foreside of its duties and obligations under this Agreement.

  (ii)
  any untrue statement of a material fact contained in the Registration Statement or Client-related advertising or sales literature or any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client in writing in connection with the preparation of the Registration Statement or Client-related advertising or sales literature (other than in respect of Fund-related advertisements or sales literature that fail to comply with applicable laws despite the Distributor's exercise of reasonable care in the preparation and review thereof) by or on behalf of Foreside; or

  (iii)
  any material breach of Foreside's agreements, representations, warranties and covenants set forth in Section 2.4 and 5.1 hereof.

  (d)
  The Client or Foreside (for purpose of this Section 4.2(d) an "Indemnifying Party") may assume the defense of any suit brought to enforce any Foreside Claim or Client Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if other Party does not approve of counsel chosen by the Indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnities shall not settle or confess any claim without the prior written consent of the Client, which consent shall not be unreasonably withheld or delayed.

  (e)
  An Indemnifying Party's obligation to provide indemnification under this Section 4.2 is conditioned upon the Indemnifying Party receiving notice of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served. Such notice shall refer to the Person or Persons against whom the action is brought. The failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

  (f)
  The provisions of this Section 4.2 and the Parties' representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Shares made pursuant to subscriptions obtained by Foreside. The indemnification provisions of this Section 4.2 will inure exclusively to the benefit of each Person hat may be an Indemnitee at any time and their respective successors and assigns (it being intended that such Persons be deemed to be third party beneficiaries under this Agreement).

4.3    Other Liability-Related Matters.    Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below:

  (a)
  Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy: war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection: or elements of nature;

  (b)
  Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party;

  (c)
  No affiliate. director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

  (d)
  Except as set forth in Section 4.2(f), there are no third party beneficiaries of this Agreement;

  (e)
  Each Party shall have a duty to mitigate damages for which the other Party may become responsible;

  (f)
  The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund, and no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise; and in asserting any rights or claims under this Agreement. Foreside shall look only to the assets and property of the Fund to which Foreside's rights or claims relate in settlement of such rights or claims; and

  (g)
  Each Party agrees promptly to notify the other Party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

SECTION 5.    REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of Foreside.    Foreside represents and warrants to the Client that:

  (a)
  It is a limited partnership duly organized and existing and in good standing under the laws of the State of Ohio and it is duly qualified to carry on its business in the Commonwealth of Massachusetts;

  (b)
  It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its duties and obligations under this Agreement;

  (c)
  All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties and obligations under this Agreement;

  (d)
  It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

  (e)
  This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

  (f)
  It maintains fidelity bond and liability insurance coverage which are in scope and amount consistent with coverage customary for distribution activities relating to the Client. It shall notify the Client upon receipt of any notice of material adverse change in the terms or provisions of its insurance coverage and of any material claims against it, whether or not covered by insurance.

  (g)
  The performance by Foreside of its duties and obligations under this Agreement does not and will not contravene any provision of its Organic Documents;

  (h)
  It is registered under the 1934 Act with the SEC as a broker-dealer and that it is registered with the relevant securities regulatory agencies in all fifty States, the District of Columbia and Puerto Rico, it is a member in good standing of the FINRA, it will abide by the rules and regulations of the FINRA, and it will immediately notify the Client if any regulatory actions are instituted against it by the SEC or FINRA or its membership in the FINRA or registration with any State is terminated or suspended.

5.2    Representations and Warranties of the Client.    The Client represents and warrants to Foreside that:

  (a)
  It is duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

  (b)
  It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

  (c)
  All requisite corporate or similar proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement.

  (d)
  This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

  (e)
  With respect to all Shares from time to time being offered for sale to the public, a Registration Statement is currently effective or will be effective at the time of sale, and will remain effective, and all appropriate Federal and State securities law filings have been made and will continue to be made;

  (f)
  The Registration Statement has been, and any amendment thereto will be, as the case may be, prepared in conformity with the requirements of the Securities Act and the 1940 Act and the rules and regulations thereunder, and all Client-related advertisement or sales literature shall be prepared in conformity with requirements of applicable laws and regulations. The Registration Statement and advertisement and sales literature shall contain all statements required to be stated therein in conformity with said Acts, laws and regulations and the rules and regulations of the SEC thereunder or other applicable regulatory authority, and all material statements of fact contained or to be contained in the Registration Statement and advertisement and sales literature are or will be true and correct in all material respects at the time indicated or on the effective date, as the case may be, and the Registration Statement and advertisement and sales literature, when it shall become effective or be authorized for use, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares; and

  (g)
  It shall not file any amendment to the Registration Statement or Prospectuses without giving Foreside reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client's right to file at any time such amendments to the Registration Statement or Prospectuses, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

SECTION 6.    COMPENSATION AND EXPENSES

6.1    Compensation.

        The compensation for the Services of Foreside as a Principal Underwriter under this Agreement shall be:

  (a)
  With respect to Class A Shares (i) that part of the sales charge which is retained by the Principal Underwriter after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the distribution fee, if any, payable from time to time to the Principal Underwriter under the Fund's Class A Plan.

  (b)
  With respect to Class C Shares (i) that part of any front-end sales charge which is retained by the Principal Underwriter after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, (ii) the distribution fee, if any, payable from time to time to the Underwriter under the Fund's Class C Plan and (iii) the contingent deferred sales charge payable with respect to Class C Shares sold through the Principal Underwriter as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Class C Shares.

  (c)
  With respect to Class I Shares, the Principal Underwriter shall not be entitled to any compensation.

  (d)
  With respect to any future Class of Shares, the Principal Underwriter shall be entitled to such consideration as the Fund and the Principal Underwriter shall agree at the time such Class of Shares is established.

  (e)
  Foreside may also receive compensation from the Client or the Client's Adviser related to its Services hereunder or for additional services as may be agreed to between the Client, Adviser and Foreside.

6.2    Expenses.

  (a)
  The Client shall bear the cost and expenses: (i) of the registration of the Shares for sale under the Securities Act; and (ii) of the registration or qualification of the Shares for sale under the securities laws of the various States;

  (b)
  Foreside shall pay all expenses relating to Foreside's broker-dealer qualification. Foreside shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services.

6.3    Other Compensation.    Notwithstanding anything in this Agreement to the contrary, Foreside and its affiliates may receive compensation or reimbursement from the Client and the Adviser, or its affiliates, with respect to any services not included under this Agreement.

SECTION 7.    EFFECTIVENESS, DURATION, TERMINATION; ADDITIONAL FUNDS AND CLASSES

7.1.    Effectiveness.    This Agreement shall become effective on the Effective Date, and shall become effective with respect to each Fund or Class thereof on the Services Commencement Date with respect to such Fund or Class.

7.2.    Duration.    This Agreement shall continue in effect with respect to Client for two years following the Effective Date and thereafter shall continue in effect with respect to each Fund until terminated; provided, that continuance is specifically approved at least annually pursuant to Section 15 of the 1940 Act and otherwise as required pursuant to any Plan.

7.3.    Termination.

  (a)
  This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, (i) by the Client's Governing Body or by a vote of a majority of the outstanding voting securities of the Fund or, with respect to each Class of a Fund for which there is an effective Plan, a majority of members of the Client's Governing Body who do not have any direct or indirect financial interest in any such Plan or in any agreements related to the Plan, on sixty (60) days' written notice to Foreside or (ii) by Foreside on sixty (60) days' written notice to the Client.

  (b)
  This Agreement shall automatically terminate upon its assignment (as that term is defined in the 1940 Act) or upon the termination of Foreside's membership in the FINRA.

7.4    Survival.    The provisions of Sections 2.6. 2.8, 3.1(c), 3.2. 3.3, 4, 6,1, 6.2, 7 and 8 shall survive any termination of this Agreement.

7.5    Additional Funds and Classes.

  (a)
  In the event that the Client requests Foreside to provide services with respect to one or more additional funds and/or classes of the Client after the Effective Date, such funds and/or classes shall become Funds and/or Classes under this Agreement for all purposes hereof upon the execution of a joinder to this Agreement by the Client and Foreside.

  (b)
  In the event that after the Effective Date the Client winds up one or more Funds and/or Classes or otherwise terminate this Agreement with respect to a Fund and its Classes, such Fund or Class shall from the date of such winding up or termination no longer be deemed a Fund or Class under this Agreement, provided, that the Client shall remain obligated pursuant to Section 6 to make any payments for obligations incurred through the date of termination respecting such Fund and its Classes, including any obligations that specifically survive the termination of this Agreement with respect to such Fund or Class.

SECTION 8.    MISCELLANEOUS

8.1    Amendments.    No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that (i) the Client may amend Schedule 2 as permitted by Section 2.6(d); and (ii) the Client and/or Foreside may, as a result of the addition or termination of a Fund or Class hereunder as contemplated by Section 7.5, amend Schedule 1 as permitted by Section 7.5.

8.2    Governing of Law.    This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws, principles and rules thereof.

8.3    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4    Counterparts.    This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5    Severability.    If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6    Headings.    Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

8.7    Notices and Other Communications; Electronic Records.

  (a)
  Any notice required or permitted to be given hereunder by either Party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the Party giving such notice to the other Party at the address furnished below unless and until changed by Foreside or Client, as the case may be. Notice shall be given to each Party at the following addresses:

      If to Foreside:
      Foreside Distribution Services, L.P.
      100 Summer Street
      Boston, Massachusetts 02110
      Attn: Chief Compliance Officer
      Fax: (617) 557-0711

      If to Client:
      RMR Funds Series Trust
      400 Centre Street
      Newton, Massachusetts 02458
      Attn: President
      Fax: (617) 969-1437

  (b)
  This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8    Interpleader.    In the event of a dispute about any funds of the Client held by Foreside from time to time under this Agreement, Foreside or its agents may commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction, and the Client shall reimburse Foreside for its reasonable costs and expenses related to any such action in interpleader.

8.9.    Certain Terms.    The terms "vote of a majority of the outstanding voting securities," "interested person." "affiliated person" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

SECTION 9.    ANTI-MONEY LAUNDERING COMPLIANCE

9.1    Foreside Anti-Money Laundering Program.    Foreside hereby represents and warrants that it has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to Foreside, and includes, at a minimum:

  a.
  written policies, procedures, and controls to detect and prevent money laundering, as appropriate to the nature of Foreside's business;

  b.
  a designated compliance officer with sufficient authority to oversee the AMLP;

  c.
  an ongoing training program for relevant Foreside employees and associated persons; and

  d.
  scheduled independent testing of Foreside's AMLP.

9.2    Delivery of Documents.    Foreside agrees to furnish to the Client the following documents:

  a.
  a copy of Foreside's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

  b.
  a copy of any deficiency letter sent by federal examination authorities concerning Foreside's AMLP; and

  c.
  periodically, upon request from the Client, a report on Foreside's AMLP that includes a certification to the Client concerning Foreside's implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to Foreside's AMLP.

9.3.    Reports.    Foreside agrees to provide periodic reports concerning its compliance with Foreside's AMLP and/or the Client's Anti-Money Laundering Program at such times as may be reasonably requested by the Client's Board of Trustees or Anti-Money Laundering Compliance Officer.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

RMR FUNDS SERIES TRUST
By:	/s/ ADAM. D. PORTNOY
Print Name: Adam. D. Portnoy
Title: President
FORESIDE DISTRIBUTION SERVICES, L.P.
By:	/s/ ANDREW H. BYER Andrew H. Byer Chief Compliance Officer

List of Schedules and Appendices that are part of this Agreement:

Schedule 1	Funds and Classes of the Client
Schedule 2	Authorized Persons

RMR FUNDS SERIES TRUST

Schedule 1
Funds and Classes of the Client

As of the Effective Date:

Funds	Classes
RMR Real Estate Securities Fund	Class A, Class C, Class I

RMR FUNDS SERIES TRUST

Schedule 2
Authorized Persons

1.     Authorized Persons:

        In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Foreside with respect to this Agreement:

Name	Title

2.     Change in Authorized Persons

        Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

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RMR FUNDS SERIES TRUST DISTRIBUTION AGREEMENT